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Chemical Bank Bringing Headquarters to Detroit

The largest bank headquartered in Michigan to become Detroit’s Hometown Bank

Chemical Bank looks to add 500 employees at Detroit HQ, and maintain employees in Midland and other legacy markets

DETROIT - July 25, 2018 -Detroit will be home to Michigan’s largest headquartered bank, as Chemical Financial Corporation (NASDAQ: CFHC), the holding company for Chemical Bank, will immediately relocate its headquarters to its current location in downtown Detroit, and plans in the longer term to move into the heart of the Motor City in a new 20-story building that will be built at the corner of Woodward Avenue and Elizabeth Street.
News of the headquarters move coincides with the announcement by the City of Detroit that after an exhaustive RFP and review process, it has named Chemical Bank its new primary banking partner for managing the City’s operating deposit accounts, with expected balances of up to $500 million in deposits. Chemical Bank will provide banking services including a comprehensive suite of payment and deposit solutions, including lockbox services.
“Chemical Bank, Michigan’s largest headquartered bank, is excited and pleased to be a part of the dynamic growth and success of Detroit,” said Gary Torgow, chairman of Chemical Financial Corporation, a long time native Detroiter. “We are honored to be in a position to bring a bank headquarters back to the city of Detroit and become Detroit’s hometown bank.”
Detroit Mayor Mike Duggan, along with many local and state officials, will celebrate the headquarters announcement with an event on the future site of the new building that will serve as the Chemical Bank headquarters. Speakers addressing the crowd of industry leaders, business executives, Chemical employees and Detroit residents include Detroit Mayor Mike Duggan, Detroit Council President Brenda Jones, Wayne County Executive Warren Evans, and the Rev. Wendell Anthony, president of the Detroit Branch of the NAACP.
“Chemical Bank is a great banking partner for the city’s finances and a great community partner, now headquartered in the City of Detroit,” said Mayor Mike Duggan. “I am very excited to welcome Detroit’s new hometown bank.”
Chemical Bank, which has been headquartered in Midland, Michigan since its founding in 1917, grew significantly when it joined forces with Talmer Bank and Trust, a bank founded by two Midwesterners determined to continue their grandfather’s legacies of enriching the lives of their communities by building a different kind of bank. That merger made Chemical Bank the state’s largest headquartered bank with more than $20 billion in assets, approximately 3,300 employees, and 212 banking centers across Michigan, Indiana, and Ohio.

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“Detroit is the financial hub for advanced manufacturing and mobility as well as a growing nexus for young entrepreneurs looking to leverage the city’s rich history of innovation and hard work, and Chemical Bank is excited to help them build our economy and invest in Michigan’s future,” said Thomas Shafer, president and CEO of Chemical Bank. “With our legacy markets as our foundation, Chemical Bank’s continued expansion into the Detroit market establishes us as a leading financial institution in the Midwest.”
Chemical Bank also plans to add over 500 employees to the city’s workforce by moving its headquarters to downtown Detroit once construction on its new building is complete. In the interim, Chemical Bank will expand its Detroit offices at 333 Fort Street.
Chemical Bank also plans to retain its current Midland, Michigan workforce of over 500 and its presence in that community as it expands into Detroit. Midland will continue to be the home of its corporate operations center. Mr. Shafer added, “We are excited about our continued strong ties to Midland and believe our operational infrastructure which is based there will continue to benefit from our increased transaction volumes from our growth markets.”
The commitment to developing a major landmark tower in Detroit’s downtown landscape and bolstering its workforce is the bank’s second major investment in Detroit in the past four years. Prior to Chemical merging with Talmer Bancorp, Inc., holding company for Talmer Bank and Trust, Talmer Bank and Mayor Duggan partnered in 2014 to adopt the Marygrove neighborhood to help stabilize and revitalize the historic region of Detroit. Talmer Bank committed $1 million to provide $25,000 in forgivable grants, over five years, and to partner with Southwest Housing Solutions to boost home ownership and help new buyers refurbish homes in the Marygrove community.
About Chemical Bank

Chemical Financial Corporation is the largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through its subsidiary bank, Chemical Bank, with 212 banking offices located primarily in Michigan, northeast Ohio and northern Indiana. At June 30, 2018, the Corporation had total assets of $20.3 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issuers comprising The NASDAQ Global Select Market and the S&P MidCap 400 Index.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions and current expectations. Words and phrases such as “plans,” “will” “anticipates,” “believes,” “expects,” and “should,” and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors (“risk factors”) which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by us or any person that the future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, without limitation, a downturn in the economy, particularly in our markets, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate value, operational and regulatory challenges associated with our information technology systems and policies and procedures in light of our rapid growth and system conversion in 2018, lower than expected deposit generation, regulatory changes, excessive loan losses, and our inability to execute on our strategic plans. In addition, risk factors include, but are not limited to, the risk factors described in Item 1A of Chemical Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q.

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